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                                                               August 18, 2006


Fairfax Financial (US) LLC
5205 North O'Connor Blvd.
Irving, Texas 75039
Attention: John Cassil, President

         Re: NOTE CANCELLATION AND PURCHASE PRICE ADJUSTMENT AGREEMENT (THIS "LETTER AGREEMENT")

Ladies and Gentlemen:

         SECTION 1. Purchase and Cancellation of Notes. Intrepid Portfolios LLC, a Delaware limited liability company, (the "SELLER") will sell to Fairfax Financial (US) LLC, a Delaware limited liability company (the "COMPANY"), and the Company will purchase from the Seller for settlement on August 21, 2006 (the "PURCHASE DATE"), the Notes (as defined herein) at a purchase price (the "PURCHASE PRICE") equal to USD 23,546,000. The Guaranteed Obligations of the Company shall be subject to a guarantee by Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada, (the "GUARANTOR") pursuant to
Section 18 below. The parties hereto acknowledge and agree that upon the settlement of the sale contemplated by this Section 1, the Notes shall thereafter be immediately delivered to the Company for cancellation, and all obligations of the Company and the Guarantor, as guarantor under the Master Note Purchase Agreement in respect of the Notes shall be discharged in full and extinguished.

         SECTION 2. Definitions. As used in this Letter Agreement, the following terms shall have the following meanings:

         "ACTUAL HEDGE COST AMOUNT" means the cost to the Seller and its affiliates of establishing, re-establishing or maintaining any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into the transactions contemplated by this Letter Agreement and/or the Note Purchase Agreement on terms deemed reasonable by the Seller, including, without limitation, the cost of establishing, re-establishing or maintaining a full hedge of its position in respect of this Letter Agreement, any Note or Exchange Shares through share borrowing arrangements on terms deemed reasonable by the Seller.

         "ADJUSTMENT NOTICE DATE" has the meaning set forth in Section 5.

         "AVERAGING PERIOD" means the period of consecutive Trading Days commencing on the first Trading Day following the Plan Start Date and ending on the Trading Day on which the Completed Share Amount for such Trading Day is equal to 1,000,000 (such number subject to adjustment pursuant to Section 6 hereof).

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         "BAS" means Banc of America Securities LLC.

         "BUY-IN SHARES" means, as of any Trading Day, the aggregate number of shares of Common Stock in respect of which a "buy-in" by any lender of such shares has occurred of all or any portion of the short position maintained by the Seller in order to hedge its price and market risk with respect to the Notes or this Letter Agreement as of such Trading Day.

         "CALCULATION AGENT" means BAS.

         "COMMON STOCK" means common stock, par value USD0.01, of the Issuer.

         "COMPANY" has the meaning specified in Section 1.

         "COMPLETED SHARE AMOUNT" means, for any Trading Day, the sum of the Daily Share Amounts for such Trading Day and each prior Trading Day in the Averaging Period plus the Buy-in Shares as of such Trading Day, as determined by the Calculation Agent.

         "DAILY SHARE AMOUNT" means the lesser of (a) the maximum number of shares of Common Stock that the Issuer could purchase under Rule 10b-18 on such Trading Day and (b) the Number of Remaining Shares on such Trading Day, subject to Section 3(b).

         "DESIGNEE" has the meaning specified in Section 15.

         "EXCESS HEDGE COST AMOUNT" means the excess of (i) the sum of the daily amounts of the daily Actual Hedge Cost Amounts for the period beginning on the Purchase Date and ending on the last Trading Day of the Averaging Period over
(ii) the Maximum Hedge Cost Amount.

         "EXCHANGE" means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FEDERAL FUNDS RATE" means, for any day, the rate on such day for Federal Funds, as published by Bloomberg and found by pressing the following letters "FEDSOPEN" followed by pressing the [Index] key and pressing the following letters "HP" followed by pressing the [Go] key; provided that if any such day is not a New York Banking Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding New York Banking Day.

         "FLOOR" means USD 6,750,500.

         "GUARANTEED OBLIGATIONS" means all amounts payable by the Company from time to time under this Letter Agreement.

         "ISDA DEFINITIONS" means the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.

         "ISSUER" means Odyssey Re Holdings Corp.

         "MASTER NOTE PURCHASE AGREEMENT" means that Master Note Purchase Agreement among the Company, NMS Services (Cayman) Inc., the Guarantor, as guarantor thereunder, and BAS, as agent, dated as of November 19, 2004.

         "MAXIMUM HEDGE COST AMOUNT" means USD 42,000.


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         "MERGER EVENT" has the meaning specified in the ISDA Definitions. For purposes of the ISDA Definitions, the "Shares" are shares of the Common Stock, the "Issuer" is the Issuer, the "Merger Date" shall be deemed to be the Announcement Date for the relevant Merger Event and the final "Valuation Date" shall be deemed to be the last day of the Averaging Period.

         "NEW YORK BANKING DAY" means any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

         "NOTE HEDGING REIMBURSEMENT AGREEMENT" means that Note Hedging Reimbursement Agreement among the Company, the Guarantor and the Seller, dated as of March 1, 2005.

         "NOTES" means, collectively, Note No. 6, dated November 19, 2004, in the principal amount of USD 11,740,000 and Note No. 7, dated November 19, 2004, in the principal amount of USD 11,740,000, each issued under the Master Note Purchase Agreement.

         "NUMBER OF REMAINING SHARES" means, for any Trading Day, 1,000,000 (such number subject to adjustment pursuant to Section 6 hereof), minus the Completed Share Amount for such Trading Day, as determined by the Calculation Agent.

         "PLAN START DATE" means the date on which the Company delivers to the Seller a Plan Start Date Notice.

         "PLAN START DATE NOTICE" means a notice delivered by the Company to the Seller substantially in the form of Appendix B hereto and dated as of the date on which such notice is delivered to the Seller.

         "PLEDGE AGREEMENT" means the Pledge Agreement among the Company, NMS Services (Cayman) Inc., and BAS, as agent, dated as of November 19, 2004.

         "PURCHASE DATE" has the meaning specified in Section 1.

         "PURCHASE PRICE" has the meaning specified in Section 1.

         "REGULATION M" means Regulation M under the Exchange Act.

         "REPURCHASE COST" means the sum of (i) the aggregate sum, for all Trading Days in the Averaging Period, of the product of (x) the per share purchase price paid by Seller to purchase shares of the Common Stock pursuant to this Letter Agreement on such Trading Day, plus a commission of USD 0.04 per share of the Common Stock, and (y) the Daily Share Amount for such Trading Day as determined by the Calculation Agent, (ii) the aggregate price paid by the Seller (or an affiliate thereof) in respect of any "buy-in" by any lender of shares of the Common Stock to the Seller (or an affiliate thereof) of all or any portion of the short position maintained by the Seller in order to hedge its price and market risk with respect to the Notes or this Letter Agreement, and
(iii) the Excess Hedge Cost Amount.

         "REQUIREMENTS" has the meaning specified in Section 3(b).

         "RULE 10B-18" means Rule 10b-18 under the Exchange Act.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning specified in Section 1.


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         "SETTLEMENT AMOUNT" means an amount equal to (i) (A) the Purchase Price minus (B) USD 66,000 minus (ii) the Repurchase Cost.

         "TENDER OFFER" has the meaning specified in the ISDA Definitions. For purposes of the ISDA Definitions, the "Issuer" is the Issuer.

         "TRADING DAY" means any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, (ii) during which trading of any securities of the Issuer on any national securities exchange has not been suspended and (iii) during which there has not been, in the Calculation Agent's judgment, a material limitation in the trading of Common Stock.

         SECTION 3. Seller Purchases. (a) It is understood that on each Trading Day during the Averaging Period, the Seller will use commercially reasonable efforts to purchase a number of shares of Common Stock in connection with this Letter Agreement equal to the Daily Share Amount for such Trading Day, subject to Section 3(b) and any "buy-ins" by any lenders as described under the definition of "Repurchase Cost", which shares will be used to cover all or a portion of any short position maintained by the Seller in order to hedge its price and market risk with respect to the Notes and/or this Letter Agreement. Such purchases will be conducted independently of the Company. The timing of such purchases by the Seller on any day, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of the Seller. The Seller shall use good faith efforts to effect such purchases of Common Stock in a manner that would, if the Seller were the Issuer or an affiliated purchaser of the Issuer, be subject to the safe harbor provided by Rule 10b-18(b) or otherwise in a manner that the Seller, in its discretion, believes is in compliance with applicable requirements. For this reason, the Company shall, at least one day prior to the first day of the Averaging Period, notify the Seller of the total number of shares of the Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for the Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Averaging Period and during the calendar week in which the first day of the Averaging Period occurs ("Rule 10b-18 purchase", "blocks" and "affiliated purchaser" each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Appendix A hereto. It is the intent of the parties that this transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Letter Agreement, together with the Plan Start Date Notice, shall be interpreted to comply with the requirements of Rule 10b5-1(c), and the Company shall not, and the Company shall use reasonable efforts to cause the Issuer and its affiliates and agents not to, take any action that results in this transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, the Company acknowledges and agrees that (A) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether the Seller effects any purchases of Common Stock in connection with this Letter Agreement, (B) during the period beginning on (but excluding) the date of this Letter Agreement and ending on the last day of the Averaging Period, neither the Company nor its officers or employees shall, and the Company shall use reasonable efforts to cause the Issuer and its affiliates and agents not to, directly or indirectly, communicate any information regarding the Issuer or the Common Stock to any employee of the Seller or its affiliates responsible for trading the Common Stock in connection with the transactions contemplated hereby, (C) the Company is entering into this Letter Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and
(D) the Company will not alter or deviate from this Letter Agreement or enter into or alter a corresponding hedging transaction with respect to the Common Stock. The Company also acknowledges and agrees that any amendment, modification, waiver or termination of this Letter Agreement must be effected in accordance with the requirements for the amendment or


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termination of a "plan" as defined in Rule 10b5-1(c) under the Exchange Act.
Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which the Company or any officer or director of the Company is aware of any material nonpublic information regarding the Issuer or the Common Stock.

         (b) In the event that the Seller, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act, "REQUIREMENTS"), for the Seller to refrain from purchasing Common Stock or to purchase fewer than the otherwise applicable minimum Daily Share Amount of Common Stock on any Trading Day during the Averaging Period, then the Seller may, in its discretion, elect that the Daily Share Amount shall be reduced for such day to an amount determined by the Seller in its discretion as appropriate with regard to any Requirements. The Seller shall notify the Company upon the exercise of the Seller's rights pursuant to this Section 3(b) and shall subsequently notify the Company on the day the Seller believes that the circumstances giving rise to such exercise have changed.

         (c) The Company agrees that neither the Company nor any of its affiliates or agents shall, and the Company shall use reasonable efforts to cause the Issuer and its affiliates and agents not to, take any action that would cause Regulation M to be applicable to any purchases of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), by the Company or any of its affiliated purchasers (as defined in Regulation M) during the Averaging Period.

         (d) From the date hereof through the last day of the Averaging Period, the Company shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Issuer makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Issuer (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify the Seller following any such announcement that such announcement has been made, and (iii) promptly deliver to the Seller following the making of any such announcement a certificate indicating (A) the Issuer's average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) the Issuer's block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, the Company shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. The Company acknowledges that any such public announcement may cause the minimum Daily Share Amount on any Trading Day to be reduced pursuant to Section 3(b). Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3.

         SECTION 4. Company Purchases. Without the prior written consent of the Seller, which shall not be unreasonably withheld, the Company shall not, and shall use reasonable efforts to cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of the Common Stock (or an equivalent interest,


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including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of the Common Stock during the period beginning on, and including, the Purchase Date and ending on, and including, the last Trading Day of the Averaging Period. During such period, the Company shall not, and the Company shall use reasonable efforts to cause the Issuer and its affiliates and agents not to, make any purchases of Common Stock (or any security convertible into or exchangeable for shares of the Common Stock) without the prior written consent of the Seller, which shall not be unreasonably withheld.

         SECTION 5. Purchase Price Adjustment and Settlement. No later than the New York Banking Day immediately following the last Trading Day of the Averaging Period (the "ADJUSTMENT NOTICE DATE"), the Calculation Agent shall determine the Settlement Amount and notify the Company, the Guarantor and the Seller of such amount. On the first New York Banking Day immediately following the Adjustment Notice Date:

         (a) If the Settlement Amount is greater than zero, as an adjustment to the Purchase Price, the Seller shall make a cash payment in USD to the Company in amount equal to lesser of (i) the Settlement Amount and (ii) the Floor by wire transfer of immediately available funds to an account designated by the Company.

         (b) If the Settlement Amount is less than zero, as an adjustment to the Purchase Price, the Company shall make a cash payment in USD to the Seller in an amount equal to the absolute value of the Settlement Amount by wire transfer of immediately available funds to an account designated by the Seller.

         (c) If the Settlement Amount is equal to zero, neither the Seller nor the Company shall make a payment to the other hereunder.

         SECTION 6. Adjustment of Terms. In the event (i) of any corporate event involving the Issuer or the Common Stock (including, without limitation, a stock split, stock dividend, bankruptcy, insolvency, reorganization, Merger Event, Tender Offer, rights offering, recapitalization, spin-off or issuance of any securities convertible or exchangeable into shares of the Common Stock), or the announcement of any such corporate event, or (ii) the Seller determines, in its reasonable discretion, that it is unable or it is impracticable to establish, re-establish, substitute or maintain a hedge of its position in respect of the transactions contemplated by this Letter Agreement, then, in each case, the terms of the transaction (including, without limitation, the Settlement Amount) described herein shall be subject to adjustment by the Calculation Agent as in the exercise of its good faith judgment it deems appropriate under the circumstances.

         SECTION 7. Governing Law; Waiver of Jury Trial. (a) THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby.

         (b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.


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         SECTION 8. Assignment and Transfer. The rights and duties under this
Letter Agreement may not be assigned or transferred by the Company or the Seller without the prior written consent of the other party; provided that the Seller may assign any of its rights or duties hereunder to any of its affiliates without the prior written consent of the Company.

         SECTION 9. No Condition of Confidentiality. The Seller and the Company hereby acknowledge and agree that the Seller has authorized the Company to disclose this Letter Agreement and the transactions contemplated hereby to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and the Seller hereby waives any and all claims to any proprietary rights with respect to this Letter Agreement and the transactions contemplated hereby, and authorizes the Company to use any information that the Company receives or has received with respect to this Letter Agreement and the transactions contemplated hereby in any manner.

         SECTION 10. Calculations. The Calculation Agent shall make all calculations in respect of this Letter Agreement.

         SECTION 11. Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, the Seller as follows:

         (a) The Company acknowledges and agrees that it is not relying, and has not relied, upon the Seller or any affiliate of the Seller with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Company further acknowledges and agrees that neither the Seller nor any affiliate of the Seller has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Company is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

         (b) The Company has all corporate power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby. This Letter Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

         (c) The Company is not entering into this Letter Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).

         (d) The execution and delivery by the Company of, and the compliance by the Company with all of the provisions of, this Letter Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the constitutive documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties.


                                       7

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         (e) On the Purchase Date and on each day to and including the final day of the Averaging Period, (i) the assets of the Company at their fair valuation exceed the liabilities of the Company, including contingent liabilities, (ii) the capital of the Company is adequate to conduct the business of the Company and (iii) the Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

         (f) Except as contemplated by clause (i) below, no consent, approval, authorization, order, registration, qualification or filing of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties is required for the execution and delivery by the Company of, and the compliance by the Company with all the terms of, this Letter Agreement or the consummation by the Company of the transactions contemplated hereby.

         (g) The Company has made, and shall use its best efforts during the Averaging Period to make, all filings, if any, required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to the transactions contemplated hereby.

         (h) As of the Plan Start Date, (i) none of the Company and its officers and directors will be aware of any material nonpublic information regarding the Issuer or the Common Stock and (ii) all reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), will not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, which representation and warranty shall be repeated by the Company in the Plan Start Date Notice. The Company further covenants that it will give the Plan Start Date Notice as soon as the representations and warranties contained in the Plan Start Date Notice shall be true and accurate.

         (i) In the event that the Seller, the Calculation Agent or any of their affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Letter Agreement, the Company shall reimburse the Seller or the Calculation Agent or such affiliate for their reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold the Seller or the Calculation Agent or such affiliate harmless against any losses, claims, damages or liabilities to which the Seller or the Calculation Agent or such affiliate may become subject in connection with any such action, proceeding or investigation. Notwithstanding the foregoing, such obligation to hold harmless shall not apply to any action, proceeding, or investigation that is judicially determined as having resulted from the Seller's gross negligence, willful misconduct, or breach of this Letter Agreement. The reimbursement and indemnity obligations of the Company under this
Section 11(i) shall be in addition to any liability that the Company may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of the Seller or the Calculation Agent and their affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Seller, the Calculation Agent, any such affiliate and any such person. The Company also agrees that none of the Seller, the Calculation Agent nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Company for or in connection with any matter referred to in this Letter Agreement except to the extent that any losses, claims,


                                       8

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damages, liabilities or expenses incurred by the Company result from the gross negligence, willful misconduct or bad faith of the Seller or the Calculation Agent or a breach by the Seller or the Calculation Agent of any of its covenants or obligations hereunder or thereunder. The foregoing provisions shall survive any termination or completion of this Letter Agreement. For the avoidance of doubt, this Section 11(i) shall survive the payment of the Settlement Amount, if any, pursuant to Section 5 hereof.

         (j) The parties hereto agree and acknowledge that the Seller is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "BANKRUPTCY CODE"). The parties hereto further agree and acknowledge that this Letter Agreement is either (i) a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery pursuant to Section 5 is a "settlement payment," as such term is defined in Section 741(8) of the Bankruptcy Code, and that the Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a "swap agreement," as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a "swap participant," as such term is defined in
Section 101(53C) of the Bankruptcy Code, and that the Seller is entitled to the protections afforded by, among other sections, Section 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

         SECTION 12. Representations, Warranties and Agreements of the Seller. The Seller represents and warrants to, and agrees with, the Company as follows:

         (a) The Seller acknowledges and agrees that it is not relying, and has not relied, upon the Company or any affiliate of the Company with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Seller further acknowledges and agrees that neither the Company nor any affiliate of the Company has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Seller is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

         (b) The Seller has all power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby. This Letter Agreement has been duly authorized and validly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

         (c) The execution and delivery by the Seller of, and the compliance by the Seller with all of the provisions of, this Letter Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries is bound or to which any of the property or assets of the Seller or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the constitutive documents of the Seller or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller or any of its subsidiaries or any of their respective properties.

         SECTION 13. Acknowledgments and Agreements With Respect To Hedging and Market Activity. Each of the Company and the Seller agrees that Non-Reliance as set forth in Section 13.1


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of the ISDA Definitions, Agreements and Acknowledgments Regarding Hedging
Activities as set forth in Section 13.2 of the ISDA Definitions and Additional Acknowledgments as set forth in Section 13.4 of the ISDA Definitions shall be deemed to be Applicable to the transactions contemplated by this Letter Agreement as if this Letter Agreement were a confirmation that was governed by, and incorporated, such Sections of the ISDA Definitions.

         SECTION 14. Notices. Unless otherwise specified, notices under this contract may be made by telephone, to be confirmed in writing to the address below. Changes to the notice information below must be made in writing.

         (a)  If to the Company:

                Fairfax Financial (US) LLC
                5205 North O'Connor Blvd.
                Irving, TX  75039
                Telecopy No. 972-831-6368
                Attention: John Cassil, President

         (b)  to the Guarantor:

                Fairfax Financial Holdings Limited
                95 Wellington Street West, Suite 800,
                Toronto, Ontario, M5J 2N7
                Telecopy No. 416-367-2201
                Attention: Paul Rivett, Vice President.

         (c)  If to the Seller:

                Bank of America, N.A.
                Equity Derivatives Group
                c/o Banc of America Securities LLC
                9 W. 57th Street
                New York, NY 10019
                Attention: Glen Rae
                Telecopy No. 212-847-5124

         SECTION 15. Designation of Affiliate for Transactions in Common Stock. The Seller may designate any of its affiliates or any entity sponsored or organized by Seller (or an affiliate thereof) or BAS (or an affiliate thereof) (the "DESIGNEE") to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, the Notes or any shares of the Common Stock, as the case may be, in respect of the transactions contemplated by this Letter Agreement, and the Designee may assume such obligations and the obligations of the Seller under this Letter Agreement with respect to the Notes or such shares of the Common Stock. Such designation shall not relieve the Seller of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Seller hereunder, then the Seller shall be discharged of its obligations to the Company to the extent of such performance. In addition, the parties acknowledge and agree that every time that the Seller is described in this Letter Agreement as buying, selling or otherwise transacting with third parties in the Common Stock, such buying, selling or transacting may be conducted by the Seller or one or more of its affiliates or any entity sponsored or organized by Seller (or an affiliate thereof) or BAS (or an affiliate thereof).

         SECTION 16. Amendment to the Pledge Agreement. (a) As of the date hereof, the Seller, the Company and BAS agree and acknowledge that the phrase "In order to secure the full and punctual observance and performance of the covenants and agreements contained herein, in the Note Purchase Agreement and under the Notes:" at the beginning of Section 1(a) of the Pledge Agreement is hereby amended and restated in its entirety to read "In order to secure the full and punctual observance and performance of the covenants and agreements of Pledgor contained herein, in the Note Purchase Agreement, under the Notes and in the Note Cancellation and Purchase Price Adjustment Agreement dated as of August 18, 2006 between Pledgor and Intrepid Portfolios LLC, a Delaware limited liability company."

         (b) On the Adjustment Notice Date (if the Settlement Amount is greater than or equal to zero) or immediately upon payment by the Company to the Seller of an amount equal to the absolute value of the Settlement Amount in accordance with Section 5(b) (if the Settlement Amount is less than zero), as the case may be, (i) the Seller, the Company and BAS acknowledge and agree that the rights granted by the Company in 1,000,000 shares of the Common Stock constituting a part of the Collateral (as such term is defined in the Pledge Agreement) pursuant to the Pledge Agreement shall hereby cease, terminate and be void and such shares of the Common Stock shall be fully released and discharged from the Security Interests (as such term is defined in the Pledge Agreement) and (ii) the Seller shall deliver to the Company, via DWAC transfer, such 1,000,000 shares of the Common Stock constituting Collateral. The Seller agrees to take such actions, if any, as shall be reasonably necessary to effect such release, discharge and delivery.

         SECTION 17. Acknowledgments Regarding the Note Hedging Reimbursement Agreement. As of the date hereof, the parties hereto agree and acknowledge that, for the avoidance of doubt:

         (a) The Note Hedging Reimbursement Agreement shall remain in full force and effect with respect to the Notes until the Purchase Date.

         (b) The Note Hedging Reimbursement Agreement shall remain in full force and effect with respect to the notes issued and outstanding under the Master Note Purchase Agreement other than the Notes.

         SECTION 18. Guarantee. (a) The Guarantor hereby unconditionally guarantees the full and punctual payment of each Guaranteed Obligation. Upon failure by the Company to pay punctually any Guaranteed Obligation, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified by the Seller.

         (b) The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                  (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company hereunder, by operation of law or otherwise;

                  (ii) any modification or amendment of or supplement to this Letter Agreement;

                  (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Company hereunder;

                  (iv) any change in the limited liability company existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company hereunder;

                  (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Company, the Seller or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                  (vi) any invalidity or unenforceability relating to or against the Company for any reason of this Letter Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Company of any amounts payable hereunder; or

                  (vii) any other act or omission to act or delay of any kind by the Company, the Seller or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor's obligations hereunder.

         (c) The Guarantor shall be liable under this guarantee only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any other applicable law.

         (d) The Guarantor's obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

         (e) The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Guarantor, the Company or any other person or entity.

         (f) Upon making full payment with respect to any Guaranteed Obligation, the Guarantor shall be subrogated to the rights of the payee or recipient against the Company with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

         (g) If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such Guaranteed Obligations otherwise subject to acceleration shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Seller.

         (h) No failure or delay by the Seller in exercising any right, power or privilege under this guarantee or this Letter Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         (i) This guarantee shall be binding upon the Guarantor and its successors and assigns, for the benefit of the Seller and its successors and assigns, except that the Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Seller.

         Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

                                      Very truly yours,

                                      INTREPID PORTFOLIOS LLC,
                                      by INTREPID FUNDING MASTER TRUST,
                                      as Sole Member WILMINGTON TRUST
                                      COMPANY not in its individual capacity but solely as Owner Trustee



                                      By: /s/ Mary Kay Pupillo
                                          --------------------------------------
                                          Name:  Mary Kay Pupillo
                                          Title: Assistant Vice President

Acknowledged and agreed to as of
the date first above written,

FAIRFAX FINANCIAL (US) LLC



By: /s/ John Cassil
    ------------------------------------------
    Name:  John Cassil
    Title: President


Acknowledged and agreed to as of the date first above written,

FAIRFAX FINANCIAL HOLDINGS LIMITED,
    as Guarantor



By: /s/ Paul Rivett
    ------------------------------------------
    Name:  Paul Rivett
    Title: Vice President



Acknowledged and agreed to, as of the date first above written, solely for purposes of amending the Pledge Agreement pursuant to Section 16 hereof

BANC OF AMERICA SECURITIES LLC



By: /s/ David Moran
    ------------------------------------------
    Name:  David Moran
    Title: Managing Director

                                                                      APPENDIX A

                              [Company Letterhead]

Intrepid Portfolio LLC
c/o Banc of America Securities LLC
9 W. 57th Street
New York, New York 10019
Attn: Glenn Rae

         Re:  NOTE CANCELLATION AND PURCHASE PRICE ADJUSTMENT AGREEMENT

Ladies and Gentlemen:

         In connection with our entry into an Note Cancellation and Purchase Price Adjustment Agreement dated as of August 18, 2006 (the "AGREEMENT"), we hereby represent that set forth below is the total number of shares of the Common Stock (as such term in defined in the Agreement) purchased by or for the Issuer (as such term is defined in the Agreement) or any of its affiliated purchasers in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) (all defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended) during the four full calendar weeks immediately preceding the first day of the Averaging Period (as such term is defined in the Agreement) and the week during which the first day of the Averaging Period occurs:

                  MONDAY'S DATE            FRIDAY'S DATE            SHARE NUMBER
                  -------------            -------------            ------------
Week 4:
Week 3:
Week 2:
Week 1:
Current Week:

         We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

                                      Very truly yours,

                                      FAIRFAX FINANCIAL (US) LLC



                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                      APPENDIX B



                                                                   [insert date]

                              [Company Letterhead]

Intrepid Portfolio LLC
c/o Banc of America Securities LLC
9 W. 57th Street
New York, New York 10019
Attn: Glenn Rae
Fax: 1-212-847-5124

         Re:  PLAN START DATE NOTICE

Ladies and Gentlemen:

         In connection with the Note Cancellation and Purchase Price Adjustment Agreement dated as of August 18, 2006 (the "AGREEMENT") between Fairfax Financial (US) LLC (the "COMPANY"), Intrepid Portfolio LLC (the "SELLER") and Fairfax Financial Holdings Limited (the "GUARANTOR"), the Company hereby notifies the Seller that the Averaging Period will begin on the Trading Day immediately following the date of this notice (this "PLAN START DATE NOTICE"). Terms used and not defined herein shall have the meaning assigned to such terms in the Agreement.

         The Company hereby represents and warrants to, and agree with the Seller, as follows:

         (a) As of the date of this Plan Start Date Notice, (i) none of the Company and its officers and directors is aware of any material nonpublic information regarding the Issuer or the Common Stock and (ii) all reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         (b) This Plan Start Date Notice is given in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

                                      Very truly yours,

                                      FAIRFAX FINANCIAL (US) LLC



                                      By:
                                          --------------------------------------
                                          Name:
                                          Title: